SUBSIDIARIES OF COMSTOCK RESOURCES, INC.

            Name                           Incorporation            Business Name
---------------------------------------    -------------   ------------------------------------
Comstock Oil & Gas, Inc.                  Nevada          Comstock Oil & Gas, Inc.
Comstock Oil & Gas - Louisiana, Inc.(1)   Nevada          Comstock Oil & Gas - Louisiana, Inc.
Comstock Offshore, LLC (2)                Nevada          Comstock Offshore, LLC

(1) Subsidiary of Comstock Oil & Gas, Inc.
(2) Subsidiary of Comstock Oil & Gas - Louisiana, Inc.

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